Exhibit 21.1

List of subsidiaries of the Registrant

Subsidiaries

Name	Jurisdiction of Formation

PMGC Capital LLC	Nevada
Northstrive Biosciences Inc.	Delaware
PMGC Research Inc.	British Columbia